EXHIBIT 99.1

TICKETMASTER ANNOUNCES AGREEMENT TO ACQUIRE CONTROLLING INTEREST IN FRONT LINE MANAGEMENT

Irving Azoff named Chief Executive of Ticketmaster

WEST HOLLYWOOD, Calif. -- October 23 , 2008 -- Ticketmaster, (NASDAQ:TKTM), the world’s leading ticketing company, today announced an agreement to acquire a controlling equity interest in Front Line Management Group Inc., one of the world’s leading artist management companies. Ticketmaster also announced that Irving Azoff, founder and chief executive officer of Front Line, will become Chief Executive Officer of Ticketmaster.

Upon completion of the transaction, Ticketmaster will change its name to Ticketmaster Entertainment, Inc., to reflect its continued emergence as a diversified live entertainment and marketing company.

Barry Diller, Chairman of Ticketmaster, said “While the Ticketmaster name has been synonymous with live entertainment for some time, today we took a significant step in solidifying our position in the music business. And, we will greatly benefit in having Irving Azoff lead Ticketmaster. In joining with the excellent Ticketmaster management of Sean Moriarty, Terry Barnes, and Eric Korman, we’ll have a superb group of executives capable of growing the Company every which way.”

Since being founded by Irving Azoff and Howard Kaufman in 2004, Front Line has developed into an extraordinarily influential music management group, with nearly 200 clients and more than 80 executive managers. Front Line represents a wide range of major artists, including the Eagles, Jimmy Buffett, Neil Diamond, Van Halen, Fleetwood Mac, Christina Aguilera, Stevie Nicks, Aerosmith, Steely Dan, Chicago, Journey, and Guns N’ Roses.

“Front Line and its artists have never had a better partner than Ticketmaster and Barry Diller,” Mr. Azoff said. “Now we have the opportunity to redefine the business at a time of great change and opportunity. Consumers, artists, teams and venues will all benefit from this exciting new Ticketmaster Entertainment platform going forward. I can’t wait to create the future of the business with my new senior colleagues at Ticketmaster, Sean Moriarty, Terry Barnes, and Eric Korman.”

Sean Moriarty added, “The combination of Ticketmaster and Front Line represents a huge transformational opportunity for both companies and the live entertainment industry overall. Terry, Eric and I look forward to working even more closely with Irving and the Front Line team as we build out the platform of the future to connect artists and fans.”

The organization of Ticketmaster Entertainment, Inc. will be as follows: Irving Azoff, CEO of Ticketmaster Entertainment, Inc.; Sean Moriarty, President of Ticketmaster Entertainment, Inc. and CEO of Ticketmaster; Terry Barnes, Chairman of Ticketmaster; Eric Korman, President of Ticketmaster; and Howard Kaufman, Special Advisor to Mr. Azoff.

Ticketmaster will acquire the minority equity stake in Front Line currently owned by Warner Music Group (NYSE:WMG) for approximately $123.0 million in cash. In addition, as described further below, in connection with the transaction, Ticketmaster will issue restricted stock awards to Mr. Azoff representing approximately 4.5% of Ticketmaster’s stock, and a portion of the equity stake in Front Line currently held by Mr. Azoff will be cancelled. Mr. Azoff will retain a sizable equity stake in Front Line and will continue to serve as its chief executive officer.

“Warner Music has been a great partner to Front Line Management Group,” said Azoff. “Warner’s commitment to artists remains extraordinary, and our roster of talent will continue to seek new opportunities to work together in the future.”

The transaction, which is subject to customary closing conditions, is expected to close in the fourth quarter of 2008.

Under NASDAQ’s inducement grant exception, Ticketmaster has agreed to grant to Mr. Azoff an award of Ticketmaster restricted equity in exchange for Front Line equity awards that he has agreed to forfeit. The grant includes $35 million of restricted Ticketmaster preferred stock that is convertible at Azoff’s election into 1.75 million shares of Ticketmaster common stock, and 1 million shares of restricted Ticketmaster common stock. The Ticketmaster equity awards generally vest on the five-year anniversary of the grant date, but may vest sooner upon certain qualifying terminations of employment. The Ticketmaster preferred stock votes on an as converted basis with the Ticketmaster common stock and is mandatorily redeemable at face value plus accrued dividends on the five-year anniversary of the grant date. Ticketmaster has also agreed to grant Mr. Azoff options to purchase 2 million shares of Ticketmaster common stock at an exercise price of $20 per share.

About Ticketmaster
As the world’s leading live entertainment ticketing and marketing company, Ticketmaster connects the world to live entertainment. Ticketmaster operates in 20 global markets, providing ticket sales, ticket resale services, marketing and distribution through www.ticketmaster.com, one of the largest e-commerce sites on the Internet; approximately 6,700 retail outlets; and 20 worldwide call centers. Established in 1976, Ticketmaster serves more than 10,000 clients worldwide across multiple event categories, providing exclusive ticketing services for leading arenas, stadiums, professional sports franchises and leagues, college sports teams, performing arts venues, museums, and theaters. In 2007, the company sold more than 141 million tickets valued at over $8.3 billion on behalf of its clients. Ticketmaster is headquartered in West Hollywood, California (NASDAQ:TKTM).

Forward-Looking Statement
This news release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to Ticketmaster anticipated financial performance, business prospects, new developments and similar matters, and/or statements that use words such as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “believes” and similar expressions. These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: Ticketmaster’s ability to operate effectively as a public company following its spin-off from IAC; changes in economic conditions generally or in the live entertainment industry; the ability of Ticketmaster to retain existing and obtain new clients; Ticketmaster’s ability to maintain Ticketmaster’s brand recognition and attract and retain customers in a cost-effective manner; integration of historical and future acquisitions; the ability of Ticketmaster to expand successfully in international markets; changing customer requirements and industry standards; and regulatory changes. Certain of these and other risks and uncertainties are discussed in Ticketmaster filings with the Securities and Exchange Commission, including in its Post-Effective Amendment No. 1 to Form S-1 filed with the Commission on August 20, 2008, and its Form 10-Q filed with the Commission on September 22, 2008. Other unknown or unpredictable factors also could have a material adverse effect on Ticketmaster's business, financial condition and results of operations. In light of these risks and uncertainties, these forward-looking statements may not occur. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of Ticketmaster management as of the date of this press release. Ticketmaster does not undertake to update these forward-looking statements.

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Contacts: Ticketmaster - Media Albert López +1-310-360-2602 Albert.Lopez@Ticketmaster.com

Ticketmaster - Investor Relations Wendy Webb +1-310-360-2533 ir@ticketmaster.com

Front Line Management - Media Larry Solters Anna Loynes +1-213-639-6169 solters@solters.com aloynes@solters.com